Exhibit 10.19

CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE (I) IT IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THE INFORMATION AS PRIVATE AND CONFIDENTIAL.

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of October 8, 2021 (the “Closing Date”) is entered into among CANADIAN IMPERIAL BANK OF COMMERCE (“Bank”), MINERVA SURGICAL, INC., a Delaware corporation (“Borrower Representative”, and together with each Person party hereto as a borrower from time to time, collectively, “Borrowers”, and each, a “Borrower”) and each other Borrower from time to time party hereto.

AGREEMENT

The parties hereby agree as follows:

1.    ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed in accordance with GAAP, and calculations and determinations shall be made following GAAP, consistently applied, except with respect to unaudited financial statements (i) for non-compliance with FAS 123R and (ii) for the absence of footnotes and subject to year-end audit adjustments; provided that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purposes of this Agreement (provided that financial statements shall be prepared in accordance with GAAP) whether or not such operating lease obligations were in effect on such date, notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth on Exhibit A. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. For purposes of the Loan Documents, whenever a representation or warranty is made to a Person’s knowledge or awareness, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer of such Person.

2.    LOAN AND TERMS OF PAYMENT

2.1    Promise to Pay. Each Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions, accrued and unpaid interest, fees and charges thereon and all other amounts owing hereunder as and when due in accordance with this Agreement.

2.2    [Reserved.]

2.3    Term Loan.

(a)    Availability. Subject to the terms and conditions of this Agreement, Bank agrees to make to Borrowers an advance on the Closing Date in principal amount equal to Forty Million Dollars ($40,000,000) (the “Term Loan”). Bank’s obligation to lend hereunder shall terminate upon the making of the Term Loan on the Closing Date. Borrowers shall use the proceeds of the Term Loan for working capital and general corporate purposes and to repay existing outstanding Indebtedness of Borrower Representative owing to Ares Capital Corporation (and its affiliated investment funds). Once repaid, the Term Loan may not be reborrowed.

(b)    Repayment. Commencing on the Amortization Date, and continuing thereafter on the first day of each successive month through the Term Loan Maturity Date, Borrowers shall make consecutive monthly payments of equal principal, which would fully amortize the principal amount of the Term Loan by the Term Loan Maturity Date, plus accrued and unpaid interest. Any and all unpaid Obligations, including principal and any accrued and unpaid interest in respect of the Term Loan, other fees and other sums, if any, shall be due and payable in full on the Term Loan Maturity Date. The Term Loan may only be prepaid in accordance with Sections 2.3(c) and 2.3(d).

(c)    Mandatory Prepayment Upon an Acceleration. If the Term Loan is accelerated following the occurrence and during the continuance of an Event of Default, Borrowers shall immediately pay to Bank an amount equal to the sum of:

(i)    all outstanding principal plus any accrued and unpaid interest, plus

(ii)    the Prepayment Fee, plus

(iii)    all other sums, if any, that shall have become due and payable, including interest at the Default Rate or any late fee, if applicable.

(d)    Permitted Prepayment of Term Loan. Borrowers shall have the option to prepay the Term Loan, in whole or in part, provided that any partial prepayment shall be in minimum increments of $5,000,000, provided further, that Borrowers shall have provided written notice to Bank of its election to prepay the Term Loan at least 5 days prior to such prepayment, and pay, on the date of such prepayment an amount equal to the sum of:

(i)    the outstanding principal being prepaid plus any accrued and unpaid interest, plus

(ii)    the Prepayment Fee, plus

(iii)    all other sums, if any, that shall have become due and payable, including interest at the Default Rate or any late fee, if applicable.

Any notice of prepayment may be, if expressly so stated to be, contingent upon the consummation of any refinancing, incurrence of debt or occurrence of any other event and may be revoked by Borrowers in the event such contingency is not met.

2.4    Bank Services. At a Borrower’s request, Bank may make available certain Bank Services from time to time, including without limitation any commercial credit card program offered through US Bank National Association, Canada Branch (the “Credit Card Facility”), and all such Bank Services shall constitute Obligations secured by the Collateral. The terms and conditions of the Credit Card Facility shall be set forth in Bank’s standard US Bank Canada Commercial Card Acknowledgement and Indemnity Agreement, which shall be entered into by the applicable Borrower as a condition to the Credit Card Facility. Each Borrower agrees to pay amounts due pursuant to the Credit Card Facility on demand by Bank, and acknowledges that the Credit Card Facility may be terminated at any time upon notice by Bank.

2.5    Payment of Interest on the Credit Extensions.

(a)    Interest Rate. Subject to Section 2.5(b), the outstanding principal amount of the Term Loan shall accrue interest from and after its Funding Date, at a floating rate equal to 2.5% above the Prime Rate, and Borrowers shall pay such interest monthly in arrears on the first day of each month.

(b)    Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, the Obligations shall bear interest at the Default Rate. Fees and expenses which are required to be paid by Borrowers pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.5(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)    Payment; Interest Computation. Interest is payable monthly in arrears and shall be computed on the basis of a 365 or 366-day year, as applicable, for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Eastern Time on any day shall be deemed received at the opening of business on the following Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded.

(d)    Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that a Borrower has actually paid to Bank an amount of interest in excess of the amount that would have been payable if all of the Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrowers shall be applied as follows: first, to the payment of principal outstanding in respect of the Credit Extensions; second, after all principal is repaid, to the payment of Bank’s accrued interest, costs, expenses, professional fees and any other Obligations; and third, after all Obligations are repaid, the excess (if any) shall be refunded to Borrowers.

(e)    Adjustment to Interest Rate. Changes to the interest rate applicable to Credit Extensions based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

2.6    Fees and Charges. Borrowers shall pay to Bank:

(a)    Structuring Fee. A structuring fee in the amount of $400,000;

(b)    Prepayment Fee. The Prepayment Fee as and when due pursuant to Sections 2.3(c) and 2.3(d). Each Borrower agrees that the Prepayment Fee is a reasonable calculation of Bank’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Term Loan.

(c)    Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement and the other Loan Documents) incurred through and after the Closing Date, when due (or, if no stated due date, within two Business Days after written demand by Bank), provided that the good faith deposit paid prior to the Closing Date in the amount of $40,000 shall be applied to Bank Expenses due on the Closing Date.

Unless otherwise provided in this Agreement or in a separate writing by Bank, the fees specified this Section 2.6 are fully-earned as of the Closing Date, and in no event shall any Borrower be entitled to any credit, rebate, refund, reduction, proration or repayment of any fees or charges earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder and notwithstanding the required payment date for such fees or charges.

2.7    Payments; Credits; Application of Payments.

(a)    All payments to be made by Borrowers under any Loan Document, including payments of principal and interest and all fees, charges, expenses, indemnities and reimbursements, shall be made in immediately available funds in Dollars, without setoff, recoupment or counterclaim (except as set forth in Section 2.8), before 12:00 p.m. Eastern Time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Eastern Time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid. Unless otherwise notified by Bank in writing, Bank shall initiate debit entries to any Deposit Accounts as authorized on the Debit Authorization for principal and interest payments or any other amounts Borrowers owe Bank when due. These debits shall not constitute a set-off. If the Debit Authorization arrangement is terminated for any reason, Borrowers shall promptly deliver a new Debit Authorization with respect to another Deposit Account of a Borrower and until such new Debit Authorization is effective, shall make all payments due to Bank at Bank’s address specified in Section 10, or as otherwise notified by Bank in writing. Except to the extent otherwise requested in writing by Borrower, including pursuant to any disbursement letter or other request for credit extensions, any amounts to be funded or otherwise paid by Bank to a Borrower may be credited in accordance with the Credit Authorization.

(b)    No Borrower shall have a right to specify the order or the loan accounts to which Bank shall allocate or apply any payments made by a Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not expressly specified elsewhere in this Agreement.

2.8    Taxes.

(a)    Except as required by applicable law, payments received by Bank from the Loan Parties under this Agreement will be made free and clear of and without deduction for any and all Taxes. However, if at any time any Governmental Authority, applicable law, regulation or international agreement requires any Loan Party (as determined in the good faith discretion by any Loan Party) to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, then (i) the applicable Loan Party shall withhold or make such deductions as such Loan Party determines to be required, (ii) the applicable Loan Party shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (iii) to the extent that the withholding or deduction is made on account of Non-Excluded Taxes, the sum payable by the applicable Loan Party shall be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum that Bank would have received had no withholding or deduction been required. The Loan Parties shall, upon written request, furnish Bank with proof reasonably satisfactory to Bank indicating that the Loan Parties have made such withholding payment. The agreements and obligations of the Loan Parties and Bank contained in this Section 2.8 shall survive the termination of this Agreement, and shall apply to any successor, assignee or participant (or other transferee) of Bank or any Loan Party as of the date such Person becomes party to, or otherwise obligated under, this Agreement, provided, however, that no participant shall be entitled to receive any greater payment under this Section 2.8(a) with respect to any participation than the participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation. For purposes of this Section 2.8, the term “applicable law” includes FATCA.

(b)    To the extent Bank is entitled to an exemption from, or a reduction of, withholding Tax with respect to payments made under the Loan Documents, Bank shall, from time to time, as reasonably requested by any Loan Party, provide such properly completed and executed documentation reasonably requested by such Loan Party as will permit such payment to be made without withholding or at a reduced rate of withholding. In addition, Bank shall, if reasonably requested by any Loan Party, deliver such other documentation prescribed by applicable law or reasonably requested by such Loan Party as will enable such Loan Party to determine whether or not Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.8(c)(i), (c)(ii)(A), (c)(ii)(B), (c)(ii)(C), (c)(ii)(D), and 2.8(e) below) shall not be required if in Bank’s reasonable judgment such completion, execution or submission would subject Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Bank. Each Person that becomes a successor, assignee or participant (or other transferee) of Bank pursuant to Section 12.2 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to Sections 2.8(b), 2.8(c), 2.8(d), and 2.8(e), as applicable, as if it were “Bank” (it being understood that in the case of a participation, the participant may deliver such forms and statements to Bank).

(c)    Without limiting the foregoing, Bank shall deliver to each Loan Party on the date of this Agreement (and thereafter as reasonably requested by a Loan Party):

(i)    If Bank is a U.S. Person, Bank shall deliver, on or prior to the date on which it becomes a party hereto (and from time to time thereafter upon reasonable request of a Loan Party), executed copies of IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding tax;

(ii)    If Bank is not a U.S. Person, Bank shall, to the extent it is legally entitled to do so, deliver to the Borrowers (in such number of copies as shall be requested by the recipient) on or prior to the date on which it becomes a party hereto (and from time to time thereafter upon the reasonable request of a Borrower), whichever of the following is applicable to it:

(A)    in the case it claims the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)    executed copies of IRS Form W-8ECI;

(C)    in the case it claims the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that it is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E or W-8BEN, as applicable; or

(D)    to the extent it is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable;

(iii)    Bank shall, to the extent it is legally entitled to do so, deliver to the Borrowers (in such number of copies as shall be requested by the recipient) on or prior to the date on which it becomes a party hereto (and from time to time thereafter upon the reasonable request of a Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower to determine the withholding or deduction required to be made.

(d)    Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Loan Parties in writing of its legal inability to do so.

(e)    If a payment made to Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), Bank shall deliver to Loan Parties at the time or times prescribed by law and at such time or times reasonably requested by a Loan Party such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by such Loan Party as may be necessary for such Loan Party to comply with its obligations under FATCA and to determine that Bank has complied with Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)    Without duplication of the Loan Parties’ obligations under Section 2.8(a), each Loan Party shall, jointly and severally, indemnify Bank, within ten days after written demand therefor, for the full amount of any Non-Excluded Taxes paid or payable by or required to be withheld or deducted from a payment to Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by Bank shall be conclusive absent manifest error.

(g)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.8, such Loan Party shall deliver to Bank the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment (if any) or other evidence of such payment reasonably satisfactory to Bank.

(h)    If Bank receives a refund of any Non-Excluded Taxes or amounts with respect to which a Borrower has paid additional amounts pursuant to this Section 2.8, it shall pay to Borrower Representative an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Borrower under this Section 2.8 with respect to the Non-Excluded Taxes giving rise to such refund), net of all out-of-pocket expenses of Bank, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of Bank, agrees to repay the amount paid over to Borrowers pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Bank in the event Bank is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Bank to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrowers or any other Person.

3.    CONDITIONS OF LOANS

3.1    Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)    duly executed signatures to this Agreement;

(b)    duly executed signatures to the IP Security Agreement;

(c)    duly executed signatures to the Success Fee Agreement;

(d)    duly executed signatures to the Subordination Agreement with respect to certain convertible notes outstanding as of the Closing Date, and an amendment to such convertible notes to extend the maturity date thereof;

(e)    duly executed signatures to the Account Control Agreement(s) required under Section 6.6;

(f)    duly executed signatures to the Collateral Access Agreement(s) for each leased location of a Borrower or location where Collateral is maintained by a bailee (except for Excluded Locations);

(g)    for each Loan Party, a certificate of such Loan Party, duly executed by a Responsible Officer of such Loan Party, certifying and attaching (i) the Operating Documents of such Loan Party, (ii) resolutions duly approved by the Board of such Loan Party, (iii) any resolutions, consent or waiver duly approved by the requisite holders of such Loan Party’s Equity Interests, if applicable (or certifying that no such resolutions, consent or waiver is required), and (iv) a schedule of incumbency;

(h)    a payoff letter with respect to Indebtedness outstanding as of the Closing Date to Ares Capital Corporation (and its affiliated investment funds), together with all documents reasonably required in connection with the payoff and release of security interests;

(i)    the Perfection Certificate of Borrower Representative, together with the duly executed original signature thereto;

(j)    evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.5 are in full force and effect, and which certificates and endorsements shall be as set forth on Exhibit D;

(k)    [reserved];

(l)    a legal opinion of Borrowers’ counsel;

(m)    a disbursement letter, duly executed by Borrower Representative;

(n)    a completed Debit Authorization and Credit Authorization, in each case, duly executed by a Borrower;

(o)    Borrowers shall have transferred a balance of at least $5,000,000 to a Collateral Account maintained with CIBC;

(p)    payment of the fees and Bank Expenses then due as specified in Section 2.6.

Notwithstanding the foregoing, any of the foregoing listed on Schedule 1 may be delivered following the Closing Date as set forth on Schedule 1.

3.2    Conditions Precedent to all Credit Extensions. Bank’s obligation to make each Credit Extension is subject to the following conditions precedent:

(a)    the representations and warranties in this Agreement and the other Loan Documents shall be true and correct in all material respects on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date;

(b)    no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension; and

(c)    there has not been any event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, or any material adverse deviation by Borrowers from the most recent business plan of Borrowers presented to and accepted by Bank, as determined by Bank in Bank’s discretion.

3.3    Covenant to Deliver.

(a)    Borrowers agree to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Each Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of any Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

(b)    Each Borrower agrees to deliver the items set forth on Schedule 1 hereto within the timeframe set forth therein (or by such other date as Bank may approve in writing), in each case, in form and substance reasonably acceptable to Bank.

4.    CREATION OF SECURITY INTEREST

4.1    Grant of Security Interest. Each Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist) are repaid in full in cash.

4.2    Priority of Security Interest. Each Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens). If a Borrower shall acquire a commercial tort claim with a potential recovery in excess of $250,000, such Borrower shall promptly notify Bank in writing and deliver such other information and documents as Bank may require to perfect Bank’s security interest in such commercial tort claim. If a Borrower shall acquire a certificate with respect to Shares or any instrument, such Borrower shall promptly notify Bank and deliver the same together with a stock power or instrument of transfer and any necessary endorsement, all in form satisfactory to Bank.

4.3    Authorization to File Financing Statements. Each Borrower hereby authorizes Bank to file at any time financing statements, continuation statements and amendments thereto with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder. Such financing statements may describe the Collateral as all assets of such Borrower.

4.4    Pledge of Collateral. Each Borrower hereby pledges, collaterally assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date or as from time to time required pursuant to this Agreement, any certificates evidencing the Shares shall be delivered to Bank, accompanied by a stock power or other appropriate instrument of assignment duly executed in blank. To the extent required by the terms and conditions governing the Shares, the applicable Borrower shall cause the books of the issuer of such Shares and any transfer agent to reflect the pledge of the Shares. Unless an Event of Default shall have occurred and be continuing, each Borrower shall be entitled to exercise any voting rights with respect to the Equity Interests in which it has an interest and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuance of an Event of Default.

5.    REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as follows:

5.1    Due Organization, Authorization; Power and Authority.

(a)    Each Loan Party and each of its Subsidiaries are duly existing and in good standing as a Registered Organization in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any other jurisdiction in which the conduct of their respective business or ownership of property require that they be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Except to the extent Borrower Representative has provided notice to Bank in accordance with the terms of this Agreement, (i) each Loan Party’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (ii) each Loan Party is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (iii) the Perfection Certificate accurately sets forth each Loan Party’s organizational identification number or accurately states that such Loan Party has none; (iv) the Perfection Certificate accurately sets forth each Loan Party’s place of business, or, if more than one, its chief executive office as well as such Loan Party’s mailing address (if different than its chief executive office ); (v) except as set forth in the Perfection Certificate, each Loan Party (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (vi) all other information set forth on the Perfection Certificate pertaining to each Loan Party and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that such Loan Party may from time to time update certain information in the Perfection Certificate after the Closing Date to the extent permitted by one or more specific provisions in this Agreement, and that the Perfection Certificate shall be deemed updated to reflect the incorporation of any such information disclosed to Bank pursuant to the terms of this Agreement).

(b)    The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized by such Loan Party, and do not (i) conflict with such Loan Party’s Operating Documents or other organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party or any of its Subsidiaries or any of their property or assets may be bound, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which such Loan Party is bound. No Loan Party is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a Material Adverse Effect.

5.2    Collateral.

(a)    Each Loan Party has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.

(b)    Except for the Collateral Accounts described in the Perfection Certificate or in a notice timely delivered pursuant to Section 6.6, no Loan Party has any Collateral Accounts at or with any bank, broker or other financial institution, and each Loan Party has taken such actions as are necessary to give Bank a perfected security interest therein to the extent required pursuant to the terms of Section 6.6. The Accounts are bona fide, existing obligations of the Account Debtors.

(c)    The Collateral is located only at the locations identified in the Perfection Certificate and other locations which are either subject to a Collateral Access Agreement or constitute Excluded Locations. The Collateral is not in the possession of any third party bailee (such as a warehouse) except Excluded Locations or as otherwise provided in the Perfection Certificate or as disclosed in writing pursuant to Section 6.12.

(d)    Each Loan Party is the sole owner of the Intellectual Property which it owns or purports to own except for (i) licenses constituting “Permitted Transfers”, (ii) open-source software, (iii) over-the-counter software that is commercially available to the public, (iv) Intellectual Property licensed to such Loan Party and noted on the Perfection Certificate or as disclosed pursuant to Section 6.7(b), and (v) immaterial Intellectual Property licensed to such Loan Party. Each Patent (other than patent applications) which it owns or purports to own and which is material to such Loan Party’s business is valid and enforceable, and no part of the Intellectual Property which a Loan Party owns or purports to own and which is material to the Loan Parties’ business has been judged invalid or unenforceable, in whole or in part. To Borrower’s knowledge, no claim has been made in writing that any part of the Intellectual Property owned by the Loan Parties violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Effect. Except as noted on the Perfection Certificate or as disclosed pursuant to Section 6.7(b), no Loan Party is a party to, nor is it bound by, any Restricted License. No Subsidiary that is not a Loan Party owns any Intellectual Property that is material to the business of Borrowers.

(e)    As of the Closing Date, no Collateral consisting of promissory notes is evidenced by an original instrument, and except for the Shares of Subsidiaries, no Investments consisting of equity interests of a third person are evidenced by certificates. All Collateral consisting of certificated securities or instruments has been delivered to Bank to be held as possessory collateral with such powers or allonges as Bank may require.

5.3    Litigation and Proceedings. Except as set forth in the Perfection Certificate, as otherwise disclosed to Bank prior to the Closing Date or as disclosed to Bank pursuant to Section 6.2(g), there are no actions, suits, litigations or proceedings, at law or in equity, pending, or, to the knowledge of any Responsible Officer, threatened in writing, against any Loan Party, any of its Subsidiaries or any officers or directors of the foregoing involving more than, individually or in the aggregate for all related proceedings, $250,000 or in which has had or could reasonably be expected to have a Material Adverse Effect.

5.4    Financial Statements; Financial Condition. All consolidated and, prior to the effectiveness of a Qualifying IPO, consolidating (if applicable) financial statements for the Loan Parties and their Subsidiaries delivered to Bank fairly present in all material respects the consolidated and, prior to the effectiveness of a Qualifying IPO, consolidating (if applicable) financial condition and results of operations of the Loan Parties and their Subsidiaries as of the respective dates and for the respective periods then ended, and there are no material liabilities (including any contingent liabilities) which are not reflected in such financial statements or the notes thereto other than (i) liabilities or commitments incurred in the ordinary course of business and (ii) liabilities and obligations of a type or nature not required under GAAP to be reflected in such financial statements which, individually or in the aggregate, would not have a Material Adverse Effect. There has not been any material deterioration in the consolidated and, prior to the effectiveness of a Qualifying IPO, consolidating (if applicable) financial condition of the Loan Parties and their Subsidiaries or the Collateral since the date of the most recent financial statements submitted to Bank.

5.5    Solvency. The fair salable value of the assets (including goodwill minus disposition costs) of the Loan Parties and their Subsidiaries, on a consolidated basis, exceeds the fair value of liabilities of the Loan Parties’ and each of their Subsidiaries, on a consolidated basis; no Loan Party is left with unreasonably small capital after the transactions in this Agreement; and each Loan Party is able to pay its debts (including trade debts) as they mature.

5.6    Consents; Approvals. Each Loan Party has obtained all third party or governmental consents, licenses, approvals, waivers, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary (i) for such Loan Party to enter into the Loan Documents to which it is a party and consummate the transactions contemplated thereby, and (ii) to continue their respective businesses as currently conducted, except (with respect to this clause (ii)) where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.7    Subsidiaries; Investments. No Loan Party has any Subsidiaries, except as noted on the Perfection Certificate or as disclosed to Bank pursuant to Section 6.11 below. No Loan Party owns any stock, partnership, or other ownership interest or other Equity Interests except for Permitted Investments.

5.8    Tax Returns and Payments. Each Loan Party and each of its Subsidiaries has timely filed all income and other material Tax returns and reports (or appropriate extensions therefor) that are required to be filed by it under applicable law, and such Loan Party and Subsidiary has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Loan Party or such Subsidiary, as applicable, except (a) to the extent such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed $50,000. No Borrower is aware of any claims or adjustments proposed for any prior tax years of any Borrower or any of its Subsidiaries which could reasonably be expected to result in a material amount of additional Taxes becoming due and payable by a Borrower or any of its Subsidiaries.

5.9    Shares. Each Loan Party has full power and authority to create a first lien on the Shares owned by it and no restriction or contractual obligation exists that would prohibit such Borrower from pledging such Shares pursuant to this Agreement or any applicable Loan Document. There are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and (to the extent applicable) are fully paid and non-assessable. The Shares are not the subject of any present or threatened in writing suit, action, arbitration, administrative or other proceeding, and such Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.10    Compliance with Laws.

(a)    No Loan Party or Subsidiary of a Loan Party is required to register as an “investment company”, as such term is defined in the Investment Company Act of 1940 as amended.

(b)    No Loan Party or Subsidiary of a Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). None of the proceeds of the Credit Extensions or other extensions of credit under this Agreement have been (or will be) used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Credit Extensions or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

(c)    No Loan Party has taken or permitted to be taken any action which could reasonably be expected to cause any Loan Document to violate any regulation of the Federal Reserve Board. Neither the making of the Credit Extensions by the Banks hereunder nor any Borrower’s use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. No Loan Party, nor any of its Subsidiaries, nor to Borrower’s knowledge any Affiliate of any Loan Party or of any Subsidiary, (i) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) or in Section 1 of the Anti-Terrorism Order, (ii) is, or will become, a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC, (iii) is, or will become, a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Anti-Terrorism Order or similar sanctions laws of any other Governmental Authority, or (iv) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person.

(d)    Each Loan Party and each of its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act. No part of the proceeds from the Credit Extensions made hereunder has been (or will be) used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or other applicable Requirement of Law applicable to Loan Parties or their Subsidiaries from time to time concerning or relating to bribery or corruption (collectively “Anti-Corruption Laws”), and each Loan Party and each of its Subsidiaries, directors and officers and to the knowledge of Borrowers, any employees and agents of such Loan Party or Subsidiary are in compliance in all material respects, with Anti-Corruption Laws.

(e)    No Reportable Event or Prohibited Transaction, as defined in ERISA has occurred or to any Loan Party’s knowledge is reasonably expected to occur, and no Loan Party has failed to meet the minimum funding requirements of ERISA. No Loan Party has violated any applicable environmental laws in any material respect, maintains any properties or assets which have been designated in any manner pursuant to any environmental protection statute as a hazardous materials disposal site, or has received any notice, summons, citation or directive from the Environmental Protection Agency or any other similar Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(f)    No Borrower produces, designs, tests, manufactures, fabricates or develops a critical technology within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof, and has no current intention of engaging in such activities in the future.

5.11    Products. A complete and accurate list of the Products, is set forth on the Perfection Certificate, as updated from time to time pursuant to the Compliance Certificate. The Loan Parties and their Subsidiaries hold all required Governmental Approvals, and all Governmental Approvals are in full force and effect, except as could not reasonably be expected to have a Material Adverse Effect. There are no proceedings in progress, pending or, to such Loan Party’s knowledge, threatened in writing, that may result in revocation, cancellation, suspension, rescission or any adverse modification of any of any Governmental Approval nor, to the best of the knowledge, information and belief of such Loan Party, after due inquiry, are there any facts upon which proceedings could reasonably be based, except, in each case, as could not reasonably be expected to have a Material Adverse Effect. Without limitation of the foregoing, Borrowers represent as follows as of each Credit Extension

(a)    With respect to any Product being tested or manufactured, except as could not reasonably be expected to result in a material liability to a Loan Party or to have a Material Adverse Effect, each Loan Party and each of its Subsidiary has received, and such Product is the subject of, all Governmental Approvals needed in connection with the testing or manufacture of such Product as such testing is currently being conducted by or on behalf of a Loan Party or any of its Subsidiaries, and neither any Loan Party nor any of its Subsidiaries has received any notice from any applicable Governmental Authority, that such Governmental Authority is conducting an investigation or review of (i) any Loan Party’s or any of its Subsidiary’s manufacturing facilities and processes for such Product which have disclosed any material deficiencies or violations of any Requirement of Law or the Governmental Approvals related to the manufacture of such Product, or (ii) any such Governmental Approval or that any such Governmental Approval has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing and/or manufacturing of such Product should cease.

(b)    With respect to any Product marketed or sold by a Loan Party or any of its Subsidiaries, except as could not reasonably be expected to result in a material liability to a Loan Party or to have a Material Adverse Effect, such Loan Party or such Subsidiary, as applicable, has received, and such Product is the subject of, all Governmental Approvals needed in connection with the marketing and sales of such Product as currently being marketed or sold, and no Loan Party nor any of its Subsidiary has received any notice from any applicable Governmental Authority, that such Governmental Authority is conducting an investigation or review of any such Governmental Approval or approval or that any such Governmental Approval has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that such marketing or sales of such Product cease or that such Product be withdrawn from the marketplace;

(c)    There have been no adverse clinical test results in connection with a Product which have or could reasonably be expected to have a Material Adverse Effect, and

(d)    There have been no Product recalls or voluntary Product withdrawals from any market which have or could reasonably be expected to result in a material liability to a Loan Party or to have a Material Adverse Effect.

5.12    Broker. No Person has any agreement or option to provide financial advisory services to any Loan Party or any of its Subsidiaries or to receive any finder’s fee or similar fee with respect to this Agreement or any other debt or equity transaction entered into by a Loan Party.

5.13    Full Disclosure. No written representation, warranty or other statement of a Loan Party or any of its Subsidiaries in any certificate or written statement given to Bank by or on behalf of a Loan Party or any of its Subsidiaries, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in light of the circumstances under which they were made (it being recognized by Bank that the projections and forecasts provided by any Loan Party in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6.    AFFIRMATIVE COVENANTS

6.1    Government Compliance. Except as permitted by Section 7.3, each Borrower shall maintain its legal existence and good standing in its jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect; comply with all laws, ordinances and regulations to which it is subject except where a failure to do so could not reasonably be expected to have a Material Adverse Effect; shall obtain all of the Governmental Approvals required in connection with its business, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect, and for the performance of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in accordance therewith, and comply with all terms and conditions with respect to such Governmental Approvals, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect; and shall cause each other Loan Party and each of its Subsidiaries to do all of the foregoing. Each Borrower shall maintain and cause each other Loan Party and each of its Subsidiaries to maintain compliance in all material respect with Sanctions and Anti-Corruption Laws, and shall implement and cause each other Loan Party and each of its Subsidiaries to implement appropriate policies and procedures to ensure compliance by their respective directors, officers, employees and agents with Sanctions and Anti-Corruption Laws, and shall not engage in transactions or dealings with a Sanctioned Person or Sanctioned Country.

6.2    Financial Statements, Reports, Certificates, Notices. Borrower Representative shall provide Bank with the financial statements, reports, certificates and notices as and when set forth below:

(a)    Financial Statements. Within 30 days after the last day of each month (or after the effectiveness of a Qualified IPO, within 45 days after the last day of each of the first three fiscal quarters), a company prepared consolidated and, prior to the effectiveness of a Qualifying IPO, consolidating (if applicable) balance sheet, income statement and statement of cash flows covering the consolidated and, prior to the effectiveness of a Qualifying IPO, consolidating (if applicable) operations of Borrower Representative and its Subsidiaries for such period, in form reasonably acceptable to Bank, certified by a Responsible Officer as having been prepared in accordance with GAAP, consistently applied, except for the absence of footnotes, and subject to normal year-end adjustments.

(b)    Compliance Certificate. Together with the financial statements delivered pursuant to Section 6.2(a) (and following the effectiveness of a Qualified IPO, Section 6.2(d)), a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such period, Borrowers were in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request.

(c)    Annual Operating Budget and Financial Projections. Within 60 days after the end of each fiscal year of Borrower Representative (and promptly and within five Business Days of any material modification thereto), (i) an operating budget, on a consolidated basis (including income statements, balance sheets and cash flow statements for Borrower Representative and its Subsidiaries, by month) for the upcoming fiscal year of Borrower Representative, and (ii) annual financial projections for such fiscal year (on a quarterly consolidated basis) as approved by Borrower Representative’s Board, together with any related business forecasts used in the preparation of such annual financial projections and a comparison to the respective financial statements for the corresponding date and period in the immediately preceding fiscal year.

(d)    Annual Audited Financial Statements. As soon as available, but no later than 120 days after the last day of Borrower Representative’s fiscal year, audited consolidated financial statements prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on the financial statements from BDO USA, LLP or another independent certified public accounting firm reasonably acceptable to Bank, together with any management letter with respect thereto, provided that the inclusion of explanatory language casting doubt on Borrower’s ability to continue as a going concern due to the need to raise additional financing or refinance Indebtedness shall not constitute such financial statements to be considered “qualified” for purposes of this clause (d).

(e)    Other Statements. Within five days of delivery, copies of all material statements, reports and notices generally made available to all Borrower Representative’s Equity Interest holders or to all holders of Borrower Representative’s preferred stock or to any holders of Subordinated Debt, in each case in their capacity as such holder.

(f)    SEC Filings. In the event that Borrower Representative becomes subject to the reporting requirements under the Exchange Act within five days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower Representative with the Securities and Exchange Commission. Documents required to be delivered pursuant to the terms of this Section 6.1 (to the extent any such documents are included in materials filed with the SEC) may be delivered electronically and if so delivered shall be deemed to have been delivered to Bank on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System or any successor thereto, and Borrower Representative shall have provided a link thereto to Bank.

(g)    Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against any Loan Party or any of its Subsidiaries that could reasonably be expected to result in damages or costs to any Loan Party or any of its Subsidiaries of, individually or in the aggregate for all related proceedings, $250,000 or more, of any claim asserted in writing that a Loan Party or any of its products infringes on the Intellectual Property of another Person, or of any Loan Party or any of its Subsidiaries taking or threatening in writing legal action against any third person with respect to a material claim, and with respect to any pending action or threatened action (including any matters set forth on the Perfection Certificate), a prompt report of any material development with respect thereto.

(h)    Valuation Reports; Capitalization Tables. Prior to the effectiveness of a Qualified IPO, a copy of each 409A valuation report as to Borrower Representative’s capital stock that Borrower Representative receives after the Closing Date with the then-next Compliance Certificate delivered after Borrower Representative’s receipt thereof, and an updated copy of Borrower Representative’s summary capitalization table with the then-next Compliance Certificate delivered after any material modification to the aggregate fully-diluted capitalization numbers as set forth in the version most recently delivered to Bank.

(i)    Board Materials. Prior to the effectiveness of a Qualified IPO, at the same time and in the same manner as it gives to the members of Borrower Representative’s Board, or any committee or subcommittee thereof, copies of all materials that Borrower Representative provides to its Board, or any committee or subcommittee thereof in connection with meetings of Borrower Representative’s Board, including any reports with respect to Borrowers’ operations or performance, and promptly after such meeting, minutes of such meetings; provided, however, the foregoing may be subject to such exclusions and redactions as Borrower Representative deems reasonably necessary, in the exercise of its good faith judgment, in order to (A) preserve the confidentiality of highly sensitive proprietary information, or (B) prevent impairment of the attorney client privilege with respect to pending or threatened litigation.

(j)    Intellectual Property Report. Together with the Compliance Certificate delivered at the end of each calendar quarter, a report in form reasonably acceptable to Bank, listing any applications or registrations that any Loan Party or any of its Subsidiaries has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in any Loan Party or any of its Subsidiaries’ Intellectual Property.

(k)    Other Reports and Information. Together with the monthly or quarterly financial reports, as applicable, reports as to the following, in form acceptable to Bank: accounts receivable and accounts payable aging, and any other information related to the financial or business condition of any Loan Party as and when reasonably requested by Bank, including, without limitation, such financial reports or statements with respect to each Subsidiary that is not a Loan Party (if any) that Bank may reasonably require to verify compliance with the requirements of this Agreement.

(l)    Operating Documents; Equity Financing Documents. Prior to the effectiveness of a Qualified IPO, together with the Compliance Certificate due after the closing of any equity financing or any other material amendment to the Operating Documents of any Loan Party after the Closing Date, a copy of the related equity financing documents, if applicable, or amendment to Operating Documents.

(m)    Collateral Account Balances. Together with monthly or quarterly financial statements, as applicable, a report of all Collateral Accounts with balances and such other detail as Bank may reasonably require.

(n)    Insurance Renewal. Annually, upon renewal of insurance policies required pursuant to Section 6.5, Borrower Representative shall deliver such updated insurance certificates and endorsements to the policies as Bank may reasonably request to confirm requisite insurance coverage, such certificates and endorsements to be as set forth in and as set forth on Exhibit D.

(o)    Product Related. Within three Business Days of receipt, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any Governmental Approvals required for the manufacturing, marketing, testing or sale of Products or which could reasonably be expected to have a Material Adverse Effect.

(p)    Acquisition Indebtedness Payments. Prior to the effectiveness of a Qualified IPO, at least five (5) Business Days prior to the date of any cash payment in respect of Acquisition Indebtedness, a certificate of a Responsible Officer certifying the amount due and attaching evidence of compliance with Section 7.9 with respect to such payment.

6.3    Inventory; Returns.

(a)    Borrowers shall keep all Inventory in good and marketable condition, free from material defects.

(b)    Returns and allowances between a Loan Party and its Account Debtors shall follow such Loan Party’s customary practices as they exist at the Closing Date. Borrower Representative shall promptly notify Bank of all returns, recoveries, disputes and claims that involve more than $250,000.

6.4    Taxes; Pensions. Each Loan Party shall timely file all required income and other material tax returns and reports and timely pay all foreign, federal, state and local Taxes, assessments, deposits and contributions owed by such Loan Party, except for deferred payment of any Taxes, assessments, deposits or contributions contested pursuant to the terms of Section 5.8, or if such Taxes, assessments, deposits or contributions do not, individually or in the aggregate, exceed $50,000, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, shall pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and shall cause each other Loan Party and each of its Subsidiaries to do all of the foregoing.

6.5    Insurance. Each Loan Party shall keep its business and the Collateral insured for risks and in amounts standard for companies in its industry and location and as Bank may reasonably request, and shall cause each Loan Party and each of its Subsidiaries to do so. All such insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of any Loan Party, and in amounts that are reasonably satisfactory to Bank. Each Loan Party shall ensure that proceeds payable under any property policy maintained by any Loan Party with respect to Collateral are, at Bank’s option, payable to Bank on account of the Obligations. To that end, all property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payable, all liability policies shall show, or have endorsements showing, Bank as an additional insured, in each case, in form satisfactory to Bank and as set forth on Exhibit D (or with respect to such insurance maintained by carriers outside the United States, shall have taken such steps as is required pursuant to applicable Loan Documents or as Bank has reasonably requested). Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, the Loan Parties shall have the option of applying the proceeds of any casualty policy up to $250,000, in the aggregate per fiscal year, toward the prompt replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral and (b) after the occurrence and during the continuance of an Event of Default, all such proceeds shall, at the option of Bank, be payable to Bank on account of the Obligations. At Bank’s request, Borrower Representative shall deliver certified copies of insurance policies and evidence of all premium payments, together with such endorsements upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank 30 days prior written notice before any such policy or policies shall be canceled (or ten days’ notice for cancellation for non-payment of premiums). If any Loan Party fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6    Deposit and Securities Accounts.

(a)    Within 6 months of the Closing Date, each Borrower shall maintain each of its Collateral Accounts with Bank or Bank’s Affiliates, other than Excluded Accounts described in clause (e) of the defined term “Excluded Accounts”; provided that Borrower may maintain certain Collateral Accounts with account numbers ending in          and          with Silicon Valley Bank (the “SVB Accounts”), if to the extent the aggregate balance in such Collateral Accounts at the close of any Business Day exceeds $1,000,000, such excess is transferred within one (1) Business Day to a Collateral Account maintained with Bank or Bank’s Affiliates.

(b)    Each Borrower shall deliver written notice to Bank five days prior to any Loan Party establishing any Collateral Account at or with any bank, broker or other financial institution other than with Bank. For each Collateral Account (other than Excluded Accounts) that any Loan Party at any time maintains other than with Bank, Borrowers shall cause the applicable bank, broker or financial institution at or with which any Collateral Account is maintained to execute and deliver an Account Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account.

(c)    In the event that Borrowers have Accounts in excess of $100,000 with respect to which Medicare or other similar programs of any Governmental Authority is the Account Debtor, Borrowers shall notify Bank thereof on the next Compliance Certificate, and shall enter into an amendment to this Agreement and set up such dedicated Collateral Accounts and direct the payment of such Accounts as Bank may reasonably require to protect Bank’s interests in such Accounts and the proceeds thereof.

6.7    Intellectual Property.

(a)    Each Borrower shall, and shall cause each other Loan Party and each of its Subsidiaries to, protect, defend and maintain the validity and enforceability of its Intellectual Property material to its business; promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property material to its business; not suffer any material claim of infringement that could reasonably be expected to have a Material Adverse Effect unless such claim is dismissed within 30 days from initiation thereof or Borrower Representative has demonstrated to Bank’s reasonable satisfaction that such proceedings are without merit and adequate reserves have been taken; and no Borrower shall allow, or shall suffer any other Loan Party or Subsidiary to allow, any Intellectual Property material to the Loan Parties’ business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b)    If any Loan Party (i) obtains any registered Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, as owner, or (ii) applies for any Patent or the registration of any Trademark, then Borrower Representative shall provide written notice pursuant to Section 6.2(j) thereof to Bank with its next Compliance Certificate delivered for the end of a calendar quarter and shall execute such intellectual property security agreements and other documents and take such other actions as Bank may reasonably request to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If a Loan Party decides to register any Copyrights or mask works in the United States Copyright Office, Borrower Representative shall: (x) provide Bank with at least 15 days prior written notice of such Loan Party’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may reasonably request to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office.

(c)    Borrower Representative shall provide written notice to Bank at least ten days prior to any Loan Party entering or becoming bound by any Restricted License, and use commercially reasonable efforts to obtain, or cause such Loan Party to obtain, the consent of, or waiver in form reasonably satisfactory to Bank from any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted

License, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Restricted License together with other Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.8    Litigation Cooperation. From the Closing Date and continuing through the termination of this Agreement, each Borrower shall make available, and shall cause each Loan Party to make available, to Bank, without expense to Bank, each Loan Party and its officers, employees and agents and each Loan Party’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to such Loan Party.

6.9    Access to Collateral; Books and Records. Each Borrower shall allow, and shall cause each other Loan Party to allow, Bank, or its agents, to inspect the Collateral and audit and copy such Loan Party’s Books. Such inspections or audits shall be conducted no more often than one time per fiscal year unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The foregoing inspections and audits shall be at Borrowers’ expense. Notwithstanding anything to the contrary in this Section 5.8, no Loan Party, shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to Bank (or its representatives or contractors) is prohibited by applicable law or any contractual obligation between any Loan Party and a Person that is not a Borrower or any of the Subsidiaries or any of their respective Affiliates that was not entered into in contemplation of preventing such disclosure, inspection or examination or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

6.10    Financial Covenants.

(a)    Minimum Revenue. Achieve Minimum Revenue for each measurement period of not less than the amounts set forth in the schedule opposite the applicable period below, tested quarterly:

Measurement Period – twelve month period ended on	Minimum Revenue
September 30, 2021	[***]
December 31, 2021	[***]
Last day of each fiscal quarter thereafter	[***]

(b)    Minimum Cash. Maintain at all times minimum unrestricted cash and Cash Equivalents subject to Bank’s first priority perfected security interest in an amount not less than the greater of (i) $2,000,000, and (ii) (y) at all times prior to the effectiveness of a Qualifying IPO, an amount equal to the absolute value of EBITDA losses (if any) for the most recent consecutive four month period, or (z) at all times after the effectiveness of a Qualifying IPO, an amount equal to the absolute value of EBITDA losses (if any) for the most recent fiscal quarter multiplied by 1.33, in each case, determined by reference to financial reporting required to have been delivered pursuant to Section 6.2 or prior to the Closing Date, as applicable.

6.11    Subsidiary Matters.

(a)    If any Loan Party forms any direct or indirect Subsidiary, acquires any direct or indirect Subsidiary after the Closing Date, or is the subject of a Division, or at any time upon Bank’s request with respect to any Subsidiary: (i) promptly, and in any event within ten days of such formation, acquisition or Division, provide written notice to Bank together with certified copies of the Operating Documents for such Subsidiary (or in case of a Division, the Person(s) resulting from such Division), and (ii) promptly, and in any event within thirty days of such formation or creation: (A) take all such action as may be reasonably required by Bank to cause such new Subsidiary (or Person(s) resulting from a Division) to either: (x) provide to Bank a joinder to this Agreement pursuant to which such Subsidiary (or other Person(s)) becomes a Loan Party hereunder, or (y) guarantee the Obligations of Borrowers under the Loan Documents, and (B) grant a security interest in and to the collateral of such Subsidiary or Person(s) (substantially in accordance with this Agreement), in each case together with such Account Control Agreements and other documents, instruments and agreements reasonably requested by Bank, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien, subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary (or Person(s) resulting from a Division) and to pledge all of the direct or beneficial Equity Interests in such new Subsidiary (or Person(s)).

(b)    Borrowers shall not permit Subsidiaries which are not Loan Parties, in the aggregate to (i) own any Intellectual Property which is material to the business of Borrowers as a whole, or (ii) be a party to any contracts which are material to the business of Borrowers as a whole, without causing one or more of such Subsidiaries to enter into a joinder to this Agreement or a Guaranty as Bank may request within 30 days (or such other period as Bank may agree in writing), unless waived by Bank in writing.

6.12    Property Locations.

(a)    Each Borrower shall provide to Bank at least ten days’ prior written notice before adding any new offices or business or Collateral locations, including warehouses (unless such new offices or business or Collateral locations qualify as Excluded Locations).

(b)    With respect to any property or assets of a Loan Party located with a third party, including a bailee, datacenter or warehouse not already disclosed on the Perfection Certificate (other than Excluded Locations), Borrowers shall use commercially reasonable efforts to cause such third party to execute and deliver a Collateral Access Agreement for such location, including an acknowledgment from each of the third parties that it is holding or will hold such property for Bank’s benefit. Borrowers shall deliver to Bank each warehouse receipt, where negotiable, covering any such property.

(c)    With respect to any property or assets of a Loan Party located on leased premises not already disclosed on the Perfection Certificate (other than Excluded Locations), Borrowers shall use commercially reasonable efforts to cause such third party to execute and deliver a Collateral Access Agreement for such location.

6.13    Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7.    NEGATIVE COVENANTS

No Borrower shall, or shall cause or permit any Loan Party or Subsidiary to, do any of the following:

7.1    Dispositions. Transfer all or any part of its business or property, except for Permitted Transfers.

7.2    Changes in Business, Management, or Ownership. (a) Engage in any business other than the businesses currently engaged in by such Person, as applicable, or reasonably related thereto; (b) except as permitted by Section 7.3, cease doing business, or liquidate or dissolve; or (c) fail to provide notice to Bank of any Key Person departing from or ceasing to be employed by Borrower Representative within five Business Days after departure or cessation from Borrower Representative, or failure to appoint an interim or permanent replacement within 60 days after such departure or cessation; (d) permit or suffer a Change in Control; (e) without at least 20 days prior written notice to Bank (i) change its jurisdiction of organization, (ii) change its chief executive office, (iii) change its organizational type, (iv) change its legal name, or (v) change its organizational number (if any) assigned by its jurisdiction of organization.

7.3    Mergers or Acquisitions. Merge or consolidate with any other Person, or acquire all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary), except for a merger or consolidation by a Subsidiary with or into another Subsidiary or a Borrower, provided that in connection with any merger or consolidation involving Borrower Representative or a Borrower, Borrower Representative or such Borrower, as applicable, shall be the surviving Person.

7.4    Indebtedness. Create, incur, assume, or be liable for any Indebtedness, other than Permitted Indebtedness.

7.5    Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, except in connection with Permitted Liens.

7.6    Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6.

7.7    Distributions; Investments. (a) Pay any dividends or make any distribution or payment in respect of, or redeem, retire or purchase any Equity Interests provided that (i) Borrower Representative may convert any of its convertible Equity Interests (including warrants) into other Equity Interests issued by Borrower Representative pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower Representative may convert Subordinated Debt issued by Borrower Representative into Equity Interests issued by Borrower Representative pursuant to the terms of such Subordinated Debt and to the extent permitted under the terms of the applicable subordination or intercreditor agreement with Bank, (iii) Borrower Representative may pay dividends solely in Equity Interests of Borrower Representative, (iv) Borrower Representative may make cash payments in lieu of fractional shares, (v) any Subsidiary may pay dividends or make any other distribution to a Loan Party or another Subsidiary, and (vi) Borrower Representative may repurchase the Equity Interests issued by Borrower Representative pursuant to stock repurchase agreements approved by Borrower Representative’s Board, provided that (A) no Event of Default exists at the time of such repurchase and no Event of Default would result therefrom (B) the aggregate amount of all such repurchases does not exceed $250,000 per fiscal year, and (C) such payment or distribution is permitted under and is made in compliance in all material respects with all applicable laws; or (b) directly or indirectly make any Investment other than Permitted Investments.

7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Loan Party, except for (a) transactions that are in the Ordinary Course of Business and on fair and reasonable terms that are no less favorable to such Person than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) bona fide rounds of Subordinated Debt or equity financing by investors in Borrower Representative for capital raising purposes, (c) reasonable and customary director, officer and employee compensation and other customary benefits including retirement, health, stock option and other benefit plans and indemnification arrangements approved by Borrower Representative’s Board, (d) Permitted Investments, Permitted Indebtedness, and transactions permitted by Section 7.3, to the extent such Investment, Indebtedness or other transaction is, in the provision herein which permits it, to be a transaction with an Affiliate, and (e) payments, dividends and distributions permitted by Section 7.7.

7.9    Subordinated Debt; Acquisition Indebtedness. (a) Make or permit any payment on any Subordinated Debt, except as permitted pursuant to the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, (b) amend any provision in any document relating to the Subordinated Debt which would increase the principal amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank, (c) amend the terms of the Acquisition Indebtedness except to defer or reduce payments due in respect thereof or to permit such Acquisition Indebtedness to be satisfied by issuance of Equity Interests of Borrower Representative, or (d) with respect to any amounts in respect of Acquisition Indebtedness due prior to the effectiveness of a Qualified IPO, satisfy such amounts by payment in cash, except to the extent funded exclusively by proceeds from the issuance of Equity Interests received not more than thirty (30) days prior to such payment.

7.10    Capital Expenditures. Permit capital expenditures for any fiscal year to exceed the amount set forth in the budget delivered pursuant to Section 6.2(d) by an amount equal to the greater of (x) $1,000,000 or (y) 10% of the budgeted amount for such fiscal year, subject to Bank’s satisfactory review in its good faith business judgment of the projected capital expenditures for each fiscal year.

7.11    Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur;

fail to comply in all material respects with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Effect; withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any material liability of a Loan Party or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

8.    EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1    Payment Default. Any Loan Party fails to pay (i) any principal of any Credit Extension when due or (ii) any other Obligations when due and such failure continues for three Business Days, provided that no cure period shall apply for any payment due on the Term Loan Maturity Date.

8.2    Covenant Default.

(a)    A Borrower fails or neglects to perform any obligation in Section 3.3(b), Section 4.2, or Sections 6.2, 6.4, 6.5, 6.6, 6.10 or 6.13, or violates any covenant in Section 7; or

(b)    A Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within twenty days after the occurrence thereof.

8.3    Material Adverse Effect. An event or circumstance has occurred which could reasonably be expected to have a Material Adverse Effect.

8.4    Attachment; Levy; Restraint on Business.

(a)    (i) The service of process seeking to attach, by trustee or similar process, any funds of a Loan Party or of any of its Subsidiaries, or (ii) a notice of Lien or levy is filed against the assets of any Loan Party or any of its Subsidiaries by any Governmental Authority, and the same under clauses (i) and (ii) hereof are not, within ten days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten day cure period; or

(b)    (i) any material portion of the assets of a Loan Party or any of its Subsidiaries is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents a Loan Party or any of its Subsidiaries from conducting all or any material part of its business.

8.5    Insolvency. (a) Loan Parties and their Subsidiaries, as a whole, are unable to pay their debts (including trade debts) as they become due, the realizable value of the Loan Parties’ consolidated assets, as a whole, is less than the aggregate sum of their liabilities, or the Loan Parties otherwise become insolvent in accordance with Section 5.5 (Solvency); (b) a Loan Party or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against a Loan Party or any of its Subsidiaries and is not dismissed or stayed within 30 days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed).

8.6    Other Agreements. There is, under any agreement to which a Loan Party or any of its Subsidiaries is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of $250,000 (except if such third party is restricted from accelerating the maturity of such Indebtedness, including pursuant to the terms of a subordination or similar agreement in favor of Bank); or (b) any breach or default by a Loan Party or a Subsidiary of such Loan Party, the result of which could reasonably be expected to have a Material Adverse Effect.

8.7    Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least $250,000 shall be rendered against a Loan Party or any of its Subsidiaries by any Governmental Authority, and the same are not, within twenty days after the entry, assessment or issuance thereof, discharged, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such fine, penalty, judgment, order or decree).

8.8    Misrepresentations. Any Loan Party or any Person acting for such Loan Party makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made.

8.9    Subordinated Debt. Any Subordination Agreement governing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further obligation thereunder, or the Obligations shall for any reason not have the priority contemplated by this Agreement.

8.10    Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect (other than in accordance with its terms); (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.4, 8.5, 8.6, 8.7, or 8.8 of this Agreement occurs with respect to any Guarantor, (d) the liquidation, winding up, or termination of existence of any Guarantor except as permitted hereby; or (e) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral.

8.11    Governmental Approval. Any Governmental Approval in respect of Borrowers or any Subsidiary shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed for a full term, and such revocation, rescission, suspension, modification or non-renewal has, or could reasonably be expected to have, a Material Adverse Effect.

9.    BANK’S RIGHTS AND REMEDIES

9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a)    declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)    stop advancing money or extending credit for any Borrower’s benefit under this Agreement or under any other agreement between any Loan Party and Bank;

(c)    (i) demand that Borrowers deposit cash with Bank as collateral security for the repayment of any future drawings under any Letters of Credit and pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letter of Credit, (ii) terminate any other bank services provided by Bank for any Loan Party or Subsidiary thereof;

(d)    verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing a Borrower money of Bank’s security interest in such funds;

(e)    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrowers shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(f)    apply to the Obligations any (i) balances and deposits of any Borrower it holds, or (ii) amount held by Bank owing to or for the credit or the account of such Borrower;

(g)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, a Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, a Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(h)    place a “hold” on any account maintained with Bank or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Account Control Agreement or similar agreements providing control of any Collateral;

(i)    demand and receive possession of any Borrower’s Books; and

(j)    exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2    Power of Attorney. Each Borrower hereby irrevocably appoints Bank (and any of Bank’s partners, managers, officers, agents or employees) as its lawful attorney-in-fact, with full power of substitution, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) send requests for verification of Accounts or notify Account Debtors of Bank’s security interest and Liens in the Collateral; (b) endorse such Borrower’s name on any checks or other forms of payment or security; (c) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (d) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (e) make, settle, and adjust all claims under such Borrower’s insurance policies; (f) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (g) transfer the Collateral into the name of Bank or a third party as the Code permits; and (h) dispose of the Collateral. Each Borrower further hereby appoints Bank (and any of Bank’s partners, managers, officers, agents or employees) as its lawful attorney-in-fact, with full power of substitution, regardless of whether or not an Event of Default has occurred or is continuing to: (i) sign such Borrower’s name on any documents and other Security Instruments necessary to perfect or continue the perfection of, or maintain the priority of, Bank’s security interest in the Collateral, (ii) execute and do all such assurances, acts and things which such Borrower is required, but fails to do under the covenants and provisions of the Loan Documents; and (iii) take any and all such actions as Bank may reasonably determine to be necessary or advisable for the purpose of maintaining, preserving or protecting the Collateral or any of the rights, remedies, powers or privileges of Bank under this Agreement or the other Loan Documents. Bank’s foregoing appointment as each Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist) have been fully repaid, in cash, and otherwise fully performed and Bank is under no further obligation to make Credit Extensions hereunder.

9.3    Protective Payments. If a Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which such Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower Representative with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4    Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession, whether payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to Borrowers by credit to the Deposit Account designated by Borrowers or to other Persons legally entitled thereto. Borrowers shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5    Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrowers bear all risk of loss, damage or destruction of the Collateral.

9.6    No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by each Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7    Demand Waiver. Each Borrower waives presentment, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments or chattel paper.

9.8    Shares. Each Borrower recognizes that Bank may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Bank shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state securities laws, even if such issuer would agree to do so.

10.    NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document shall be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon confirmation of receipt, when sent by electronic mail transmission; (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below. Bank and Borrowers may change their respective mailing or electronic mail addresses by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrowers:	Minerva Surgical, Inc.
4255 Burton Drive
Santa Clara, CA. 95054
Attention: Chief Executive Officer and Chief Financial Officer

If to Bank: for any borrowing request:	Canadian Imperial Bank of Commerce Credit Processing Services 595 Bay Street, 5th floor Toronto, Ontario M5G 2C2

for all other notices:	Canadian Imperial Bank of Commerce 199 Bay Street, 4th Floor Toronto, Ontario M5L 1A2

With a copy, not constituting notice, to:	Cooley LLP 3175 Hanover Street Palo Alto, CA 94304

11.    CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

Except as otherwise expressly provided in any of the Loan Documents, this Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law. Each Borrower hereby submits to the exclusive jurisdiction of the State and Federal courts in New York County, City of New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Borrower at the address set forth in, or subsequently provided by such Borrower in accordance with, Section 10 and that service so made shall be deemed completed upon the earlier to occur of Borrowers’ actual receipt thereof or three days after deposit in the U.S. mails, proper postage prepaid. Each Borrower hereby expressly waives any claim to assert that the laws of any other jurisdiction govern this Agreement.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, EACH BORROWER AGREES THAT IT SHALL NOT SEEK FROM BANK UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 11 shall survive the termination of this Agreement.

12.    GENERAL PROVISIONS

12.1    Termination Prior to Maturity; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied in full, in cash and Bank no longer has any obligation under this Agreement to extend credit to a Borrower. So long as Borrowers have satisfied the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement), and all Bank Services which are to survive the termination of this Agreement have been cash collateralized, as required by Bank, this Agreement may be terminated prior to the maturity of all Credit Extensions outstanding by Borrowers, effective three Business Days after written notice of termination is given to Bank by Borrower Representative; provided that any notice of termination may be, if expressly so stated to be, contingent upon the consummation of any refinancing, incurrence of debt or occurrence of any other event and may be revoked by Borrowers in the event such contingency is not met. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2    Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Except in a transaction permitted by Section 7.3, no Borrower may assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to any Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents. Bank, acting solely for this purpose as an agent of Borrowers, shall maintain a copy of each assignment or other transfer delivered to it and any Transfer Certificate completed by it and a register for the recordation of the names and addresses of the assignees(s), transferee(s), participant(s) or other recipient(s) and the commitments of, and principal amounts (and stated interest) of the Credit Extensions owing to, each such assignee, transferee, participant or other recipient pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrowers and Bank shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower Representative, Bank and any assignee, at any reasonable time and from time to time upon reasonable prior notice. This Section 12.2 shall be construed so that the Credit Extensions are at all times maintained in “registered form” within the meaning of Section 5f.103-1(c) or proposed Section 1.163-5(b) of the U.S. Treasury Regulations promulgated under the IRC..

12.3    Indemnification. Each Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort) (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions among Bank and Borrowers (including reasonable attorneys’ fees and expenses), except for Claims and/or losses to the extent directly caused by such Indemnified Person’s gross negligence or willful misconduct or with respect to Taxes, as set forth in Section 2.8. This Section 12.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4    Borrower Liability. If any Person is joined to this Agreement as a Borrower, the following provisions shall apply: Either Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which such Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating such Borrower to the rights of Bank under this Agreement)

to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

12.5    Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.6    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7    Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.8    Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations among the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.9    Counterparts; Electronic Execution of Documents. This Agreement and each other Loan Document (except as expressly otherwise specified therein) may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one agreement. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures (including in “.pdf” format) or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.10    Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, that prior to such disclosure Bank shall obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision or otherwise ensure such Person is subject to confidentiality provisions at least as protective for Borrowers as this Agreement in all material respects); (c) as required by law, regulation, subpoena, or other order and in connection with reporting obligations applicable to Bank, including pursuant to the Securities Exchange Act of 1934, as amended; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information. Bank Entities may use a Borrower’s name and logo, and include a brief description of the relationship among Borrowers and Bank, in Bank’s marketing materials. Bank may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution, and Bank has ownership of the information and analysis so developed. The provisions of this paragraph shall survive the termination of this Agreement.

12.11    Attorneys’ Fees, Costs and Expenses. In any action or proceeding among Borrowers and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.12    Borrower Representative. Each Borrower hereby appoints Borrower Representative to act as its exclusive agent for all purposes under the Loan Documents (including, without limitation, with respect to all matters related to the borrowing and repayment of any Credit Extension). Each Borrower acknowledges and agrees that (a) Borrower Representative may execute such documents on behalf of any Borrower as Borrower Representative deems appropriate in its sole discretion and each Borrower shall be bound by and obligated by all of the terms of any such document executed by Borrower Representative on its behalf, (b) any notice or other communication delivered by Bank hereunder to Borrower Representative shall be deemed to have been delivered to each Borrower and (c) the Bank shall accept (and shall be permitted to rely on) any document or agreement executed by Borrower Representative on behalf of Borrowers (or any of them). Each Borrower shall act through the Borrower Representative for all purposes under this Agreement and the other Loan Documents. Notwithstanding anything contained herein to the contrary, to the extent any provision in this Agreement requires any Borrower to interact in any manner with Bank, such Borrower shall do so through Borrower Representative.

12.13    Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14    Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15    Publicity; Press Releases. Borrowers agree that Bank may issue a press release announcing the financing pursuant to this Agreement and may display any Borrower’s logo on its website and other marketing materials consistent with Bank’s practices with respect to its loan portfolio.

12.16    Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.17    Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.

BORROWER:

MINERVA SURGICAL, INC.

By:	/s/ David Clapper

Name:	David Clapper
Title: President and Chief Executive Officer

BANK:

CANADIAN IMPERIAL BANK OF COMMERCE

By:	/s/ Jeff Chapman

Name:	Jeff Chapman

Title:	Assistant General Manager, Authorized Signatory CIBC Innovation Banking

By:	/s/ Corey Perlmutter

Name:	Corey Perlmutter

Title:	Assistant General Manager, Authorized Signatory CIBC Innovation Banking

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following capitalized terms have the following meanings:

“Account” means any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to a Borrower.

“Account Control Agreement” means any control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Borrower or any other Loan Party maintains a Securities Account or a Commodity Account, a Loan Party, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Account Debtor” means any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Acquisition Indebtedness” means Indebtedness in respect of deferred payment obligations pursuant to that certain Asset Purchase Agreement, dated as of April 28, 2020, by and among Boston Scientific Corporation, certain affiliates thereof and Borrower Representative, as amended, modified or supplemented to the extent permitted by Section 7.9.

“Affiliate” means, with respect to any Person, each other Person that owns 10% or more of or controls, directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Amortization Date” means November 1, 2023.

“Anti-Terrorism Order” means Executive Order No. 13,224 as of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.

“Bank” has the meaning set forth in the preamble hereof.

“Bank Entities” has the meaning set forth in Section 12.10.

“Bank Expenses” means all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to a Loan Party.

“Bank Services” means any products, credit services, and/or financial accommodations provided to a Borrower or any of its Subsidiaries by Bank or any of Bank’s Affiliate, including, without limitation, any Letters of Credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto.

“Board” means, with respect to any Person, the board of directors, board of managers, managers or other similar bodies or authorities performing similar governing functions for such Person.

“Borrower” and “Borrowers” has the meaning set forth in the preamble hereof.

“Borrower Representative” has the meaning set forth in the preamble hereof.

“Borrowers’ Books” means all of each Borrower’s books and records including ledgers, records regarding such Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in the State of New York are required or permitted to be closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein; (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition; and (e) demand deposit accounts and savings accounts.

“Change in Control” means any of the following (or any combination of the following) whether arising from any single transaction, event or series of related transactions or events that, individually or in the aggregate, result in: (a) the holders of Borrower Representative’s Equity Interests who were holders of Equity Interests as of immediately prior to such transaction, event or series of related transactions or events, ceasing to own at least fifty-one percent (51%) of the Voting Stock of Borrower Representative; (b) any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of a sufficient number of Equity Interests of Borrower Representative ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the members of the Board of Borrower Representative, who did not have such power before such transaction; (c) the Transfer of all or substantially all assets of Borrower Representative and its Subsidiaries, taken as a whole; or (d) Borrower Representative ceasing to own and control, free and clear of any Liens (other than Permitted Liens), directly or indirectly, all of the Equity Interests in each of its Subsidiaries or failing to have the power, directly or indirectly, to direct or cause the direction of the management and policies of each such Subsidiary.

“Claims” has the meaning set forth in Section 12.3.

“Closing Date” has the meaning set forth in the preamble hereof.

“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means any and all properties, rights and assets of Borrowers described on Exhibit B, and any collateral securing the Obligations pursuant to any other Loan Document (subject to the exclusions set forth in Exhibit B).

“Collateral Access Agreement” means an agreement with respect to a Loan Party’s leased location or bailee location, in each case in form and substance reasonably satisfactory to Bank.

“Collateral Account” means any Deposit Account, Securities Account, or Commodity Account of a Loan Party.

“Commodity Account” means any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections of a Person in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Authorization” means the authorization to credit a Borrower’s Deposit Account in substantially the form attached as Exhibit E-2.

“Credit Extension” means the Term Loan or any other extension of credit by Bank under this Agreement for a Borrower’s benefit.

“Currency” means coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.

“Debit Authorization” means the authorization to debit a Borrower’s Deposit Account in substantially the form attached as Exhibit E-1.

“Default” means any circumstance, event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means with respect to the Term Loan, an annual rate of interest of 5.0% above the otherwise applicable rate.

“Deposit Account” means any “deposit account” as defined in the Code with such additions to such term as may hereafter be made, and includes any checking account, savings account or certificate of deposit.

“Disqualified Equity Interests” means any Equity Interests (excluding Subordinated Debt) of a Loan Party that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition: (a) mature or are mandatorily redeemable or redeemable at the option of the holder thereof (in each case, other than solely for Equity Interests other than Disqualified Equity Interests and cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, fundamental change, or asset sale); (b) require any scheduled payment of dividends in cash; or (c) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 181 days after the Term Loan Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of a Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.

“Dollars,” “dollars” or use of the sign “$”, except where expressly indicated otherwise means US Dollars.

“EBITDA” means, with respect to any period, (a) Net Income for such period, plus, without duplication, (b)(i) Interest Expense for such period, (ii) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense for such period, (iii) income tax expense for such period, (iv) any non-cash expenses, losses and charges (including non-cash expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement and non-cash charges to the value of derivative and deferred liabilities), and (v) any unusual or non-recurring expenses, losses and charges, consisting of fees, costs and expenses in connection with any Qualified IPO, provided that the aggregate amount for all periods added back pursuant to his clause shall not exceed $1,000,000, minus, without duplication, (c)(i) interest income for such period, (ii) income tax credits for such period, and (iii) any research and development costs, software development costs, or capitalized lease payments that would constitute operating costs but for ASC 842 during such period.

“Equipment” means all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, membership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership, membership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” has the meaning set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means each deposit or securities accounts constituting (a) a zero balance account that sweeps on a daily basis into a deposit account subject to a Control Agreement, (b) a Deposit Account used solely to fund payroll obligations, health benefits or employee benefit obligations, provided that the aggregate balance maintained in such Deposit Accounts shall not exceed the amount necessary to fund payroll and related payments payable in the then-next payroll period, (c) trust fund Tax obligations, escrow arrangements, trust accounts or holding third-party insurance funds or funds owned by Persons other than the Loan Parties, (d) a deposit account into which an Account Debtor makes payment under Medicare, Medicaid, TRICARE or any other health program operated by or financed in whole or in part by any foreign or domestic federal, state or local government so long as funds on deposit in such deposit account are transferred on each Business Day to an account subject to a Control Agreement, or (e) a deposit account established solely for the purpose of holding amounts on deposit for use as cash collateral for credit card obligations and reimbursement obligations under letters of credit permitted by Section 7.4.

“Excluded Locations” means the following locations where Collateral may be located from time to time: (a) locations where mobile office equipment (e.g. laptops, mobile phones and the like) may be located with employees in the Ordinary Course of Business, and (b) other locations where, in the aggregate for all such locations, less than $250,000 of Collateral is located, provided that in no event shall a Borrower’s chief executive office constitute an “Excluded Location”.

“Excluded Swap Obligation” means, with respect to any Guarantor, any guarantee of any Swap Obligations under a Swap Agreement if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under a Swap Agreement (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation under a Swap Agreement but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to Bank or its successor, transferee or assignee under Section 12.2 (Successors and assigns) or required to be withheld or deducted from a payment to Bank or its successor, transferee or assignee under Section 12.2, (a) Taxes imposed on or measured by net income (however denominated), franchise or capital Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Bank or its successor, transferee or assignee under Section 12.2 being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) withholding Taxes of the United States imposed on amounts payable to or for the account of Bank or its successor, transferee or assignee under Section 12.2 with respect to an applicable interest in a Credit Extension pursuant to a law in effect on the date on which (A) Bank or its successor, transferee or assignee under Section 12.2 acquires such interest in a Credit Extension or (B) Bank changes its lending office, except in each case to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable either to the Bank’s assignor immediately before Bank became a party hereto or to Bank immediately before it changed its lending office, (c) any withholding Taxes imposed under FATCA, (d) Taxes attributable to the failure of Bank or its successor, transferee or assignee under Section 12.2 to comply with Section 2.8(c).

“FATCA” means Sections 1471 through 1474 of the IRC as in effect on the date hereof or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with (and, in each case, any regulations promulgated thereunder or official interpretations thereof), any applicable agreements entered into pursuant to Section 1471(b)(1) of the IRC, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities with respect to the implementation of the foregoing Sections of the IRC.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” means any date on which a Credit Extension is made to or for the account of a Borrower which shall be a Business Day.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, provided, however, that if there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant or threshold in this Agreement, Bank and Borrowers shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant or threshold with the intent of having the respective positions of Bank and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, and, until any such amendments have been agreed upon, such covenants and thresholds shall be calculated as if no such change in GAAP has occurred.

“General Intangibles” means all “general intangibles” as defined in the Code in effect on the Closing Date with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority including for the testing, manufacturing, marketing and sales of its Product.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” means any Person providing a guaranty in favor of Bank or providing collateral, security or other credit support for all or any portion of the Obligations.

“Guaranty” means any guarantee of all or any part of the Obligations, in form and substance satisfactory to Bank, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services, (b) any reimbursement and other obligations for surety bonds and letters of credit, (c) obligations evidenced by notes, bonds, debentures or similar instruments, (d) capital lease obligations, (e) obligations in respect of Disqualified Equity Interests, and (f) Contingent Obligations.

“Indemnified Person” has the meaning set forth in Section 12.3.

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Loan Party (or, as applicable, any of its Subsidiaries), all of such Loan Party’s or Subsidiary’s right, title, and interest in and to the following:

(a)    its Copyrights, Trademarks and Patents;

(b)    any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)    any and all source code;

(d)    any and all design rights which may be available to such Person;

(e)    any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) of Borrower Representative and its Subsidiaries, determined on a consolidated basis and in accordance with GAAP for such period, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower

Representative and any of its Subsidiary, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” means all “inventory” as defined in the Code in effect on the Closing Date with such additions to such term as may hereafter be made.

“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities or Equity Interests), and any loan, advance or capital contribution to any Person, or the acquisition of all or substantially all of the assets or properties of another Person.

“IP Security Agreement” means that certain intellectual property security agreement entered into by each Loan Party which is the owner of Intellectual Property registered with the United States Patent and Trademark Office or United States Copyright Office and Bank as of the Closing Date or from time thereafter, in form and substance reasonably satisfactory to Bank, as amended, restated, supplemented or otherwise modified, from time to time.

“Key Person” means the Chief Executive Officer and the Chief Financial Officer of Borrower Representative.

“Letter of Credit” means a standby or commercial letter of credit issued by Bank or Bank’s Affiliates upon request of a Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” means, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the IP Security Agreement, any Guaranty, any Account Control Agreement, any Collateral Access Agreement, any other Security Instruments, the Success Fee Agreement, any Subordination Agreement, any note, or notes executed by a Loan Party, and any other present or future agreement by a Loan Party with or for the benefit of Bank in connection with this Agreement, all as amended, modified, supplemented, extended or restated from time to time.

“Loan Party” or “Loan Parties” means, each Borrower and each Guarantor, if any, from time to time.

“Margin Stock” has the meaning set forth in Section 5.10(b).

“Material Adverse Effect” means (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of the Collateral; or (b) a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of the Loan Parties, taken as a whole; (ii) the prospect of repayment of any part of the Obligations; or (iii) the ability of Bank to enforce any of its rights or remedies, taken as a whole, with respect to any Obligations.

“Maximum Rate” has the meaning set forth in Section 2.5(d) hereof.

“Net Income” means, for any fiscal period, the net profit (or loss), after provision for taxes, of Borrower Representative and its Subsidiaries, on a consolidated basis, for such period.

“Non-Excluded Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Obligations” means all of Borrowers’ and each other Loan Party’s obligations to pay the Credit Extensions when due any debts, principal, interest, fees, Bank Expenses, the Prepayment Fee and other amounts any Borrower or such Loan Party owes to Bank now or later, whether under this Agreement or the other Loan Documents (other than the Success Fee Agreement), including, without limitation, interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of any Borrower or Loan Party assigned to Bank, to perform such Borrower’s or Loan Party’s duties under the Loan Documents, and all obligations pursuant to Bank Services, provided that, in no event shall the Obligations include the Excluded Swap Obligations.

“OFAC” has the meaning set forth in Section 5.10(c).

“Operating Documents” means, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of formation, organization or incorporation on a date that is no earlier than 30 days prior to the Closing Date and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement or operating agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments, restatements and modifications thereto.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business as conducted by any such Person in accordance with the usual and customary customs and practices in the kind of business in which such Person is engaged, undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such Tax (other than connections arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Credit Extension made by Bank pursuant to this Agreement or any Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, or filing Taxes or any other similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are (i) Other Connection Taxes imposed with respect to an assignment or (ii) imposed with respect to any assignment or transfer by Bank under Section 12.2 of this Agreement.

“Patents” means all patents, patent applications and like protections of a Person including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same and all rights therein provided by international treaties or conventions.

“Perfection Certificate” means a perfection certificate, delivered as of the date of this Agreement, as updated from time to time in accordance with this Agreement or as approved by Bank.

“Permitted Indebtedness” means:

(a)    each Loan Party’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)    Indebtedness existing on the Closing Date and shown on the Perfection Certificate, provided that (i) to the extent the amount of such type of Indebtedness is limited pursuant to a clause of this defined term, amounts existing on the Closing Date or any permitted refinancing thereof shall count towards such limit, (ii) to the extent such Indebtedness is required to be repaid on the Closing Date, in accordance with a payoff letter delivered as a condition to closing, such Indebtedness shall not constitute Permitted Indebtedness after such repayment, and (iii) to the extent any such Indebtedness is required to be made subject to the terms of a Subordination Agreement as of the Closing Date or thereafter, pursuant to the terms of this Agreement, such Indebtedness shall be permitted only to the extent the applicable Subordination Agreement is in effect;

(c)    Indebtedness secured by Liens permitted under clause (c) of the defined term “Permitted Liens” hereunder;

(d)    Subordinated Debt;

(e)    unsecured Indebtedness to trade creditors incurred in the Ordinary Course of Business;

(f)    Indebtedness incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;

(g)    Indebtedness constituting a Permitted Investment pursuant to clause (d) of the defined term “Permitted Investments”;

(h)    Contingent Obligations of any Subsidiary with respect to obligations of a Loan Party or Subsidiary (provided that the primary obligations are not prohibited hereby);

(i)    other Indebtedness not otherwise permitted by Section 7.4, not to exceed $250,000 in the aggregate amount outstanding at any time;

(j)    the Acquisition Indebtedness;

(k)    Indebtedness incurred with corporate credit cards not exceeding $250,000 at any time outstanding;

(l)    Indebtedness consisting of reimbursement obligations under letters of credit with an aggregate face amount not exceeding $1,000,000 at any time;

(m)    Indebtedness in respect of performance bonds, appeal bonds, surety bonds and similar obligations incurred in the Ordinary Course of Business;

(n)    Indebtedness consisting of insurance premium financing in the Ordinary Course of Business; and

(o)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described in clause (b) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon the applicable Borrower or any of its Subsidiaries, as the case may be.

“Permitted Investments” means:

(a)    Investments (including, without limitation, Subsidiaries) existing on the Closing Date and shown on the Perfection Certificate, provided that, to the extent any such Investment is of a type described in any other clause of this defined term, any such Investment set forth on the Perfection Certificate shall count against any applicable limit;

(b)    (i) Investments consisting of Deposit Accounts maintained in accordance with this Agreement, (ii) Cash Equivalents, and (iii) any Investments permitted by Borrower Representative’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Bank;

(c)    Investments consisting of repurchases of Borrower Representative’s Equity Interests to the extent permitted under Section 7.7,

(d)    (i) Investments among Loan Parties, (ii) Investments in Subsidiaries which are not Loan Parties in an aggregate amount per fiscal year not to exceed $250,000 in the aggregate in any fiscal year, and (iii) Investments by any non-Loan Party in any Loan Party or non-Loan Party;

(e)    Investments not to exceed $250,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans not involving the net transfer of cash proceeds to employees, officers or directors relating to the purchase of Equity Interests of Borrower Representative pursuant to employee stock purchase plans or other similar agreements approved by Borrower Representative’s Board;

(f)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;

(g)    Investments consisting of accounts receivable of, or prepaid royalties, deposits, prepayments and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business; provided that this clause (g) shall not apply to Investments of a Loan Party in any Subsidiary;

(h)    joint ventures or strategic alliances in the ordinary course of the applicable Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by such Borrower do not exceed $250,000 in the aggregate in any fiscal year;

(i)    Investments consisting of Deposit Accounts maintained in accordance with Section 6.6 and Investments in Excluded Accounts; and

(j)    other Investments not otherwise permitted by Section 7.7 not to exceed $250,000 in the aggregate in any fiscal year.

“Permitted Liens” means:

(a)    Liens arising under this Agreement and the other Loan Documents;

(b)    Liens existing on the Closing Date and shown on the Perfection Certificate, provided that (i) to the extent the amount of Indebtedness secured by such Lien is limited pursuant to a clause of this defined term, amounts existing on the Closing Date or any permitted refinancing thereof shall count towards such limit, (ii) to the extent the Indebtedness secured by such a Lien is required to be repaid on the Closing Date, in accordance with a payoff letter delivered as a condition to closing, such Lien shall not constitute Permitted Lien after the repayment of the associated Indebtedness, and (iii) to the extent any such Lien is required to be made subject to the terms of a Subordination Agreement as of the Closing Date or thereafter, pursuant to the terms of this Agreement, such Lien shall be permitted only to the extent the applicable Subordination Agreement is in effect;

(c)    purchase money Liens and Liens securing capital leases (i) on Equipment acquired or held by a Loan Party or Subsidiary thereof incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and accessions thereto and the proceeds of the Equipment, provided that the aggregate amount of Indebtedness secured by such Liens, plus the aggregate amount outstanding pursuant to operating leases with respect to Equipment of Loan Parties and their Subsidiaries, at any time shall not exceed $250,000 at any time;

(d)    Liens for Taxes, fees, assessments or other government charges or levies, either (i) not yet delinquent or (ii) being contested in good faith and for which such Loan Party or Subsidiary maintains adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended (“IRC”), and the Treasury Regulations adopted thereunder;

(e)    leases or subleases of real property granted in the Ordinary Course of Business of such Person, and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the Ordinary Course of Business of such Person;

(f)    Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the Ordinary Course of Business so long as such Liens attach only to Inventory, which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(g)    Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the Ordinary Course of Business (other than Liens imposed by ERISA);

(h)    deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money), leases, surety and appeal bonds and other obligations of a like nature arising in the Ordinary Course of Business, not exceeding $250,000 in the aggregate at any time;

(i)    Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default;

(j)    Liens in favor of other financial institutions arising in connection with a Deposit Account or Securities Account of a Loan Party or Subsidiary thereof held at such institutions, securing customary fees and charges associated with the maintenance of such Collateral Account;

(k)    licenses of Intellectual Property which constitute a Permitted Transfer;

(l)    Liens on deposit accounts established solely for the purpose of holding amounts on deposit for use as cash collateral for credit card obligations and reimbursement obligations under letters of credit permitted by clauses (k) and (l) of the definition of Permitted Indebtedness;

(m)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums permitted by clause (n) of the definition of Permitted Indebtedness;

(o)    Liens securing Subordinated Debt (i) outstanding as of the Closing Date, (ii) issued thereafter and prior to a Qualified IPO to preferred stock investors of Borrower Representative in an aggregate original principal amount not to exceed $15,000,000, or (iii) as otherwise approved by Bank in its sole discretion; and

(p)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in clause (b), but any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Permitted Transfers” means:

(a)    sales of Inventory by a Loan Party or any of its Subsidiaries in the Ordinary Course of Business;

(b)    non-exclusive licenses and similar arrangements for the use of Intellectual Property of a Loan Party or any of its Subsidiaries in the Ordinary Course of Business;

(c)    dispositions of worn-out, obsolete or surplus Equipment in the Ordinary Course of Business that is, in the reasonable judgment of such Loan Party or Subsidiary, no longer economically practicable to maintain or useful;

(d)    Transfers consisting of the granting of Permitted Liens and the making of Permitted Investments;

(e)    the use or transfer of money or Cash Equivalents in the Ordinary Course of Business or in a manner that is not prohibited by the Loan Documents;

(f)    the lapse or abandonment of Intellectual Property that is not material to the business of the Borrower and its Subsidiaries; and

(g)    other Transfers of assets having a fair market value of not more than $250,000 per fiscal year of Borrower Representative.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Fee” means, with respect to any prepayment of the Term Loan:

(a)	if the prepayment occurs no later than the one year anniversary of the Closing Date, an amount equal to the principal amount of the Term Loans prepaid multiplied by 3.00%;

(b)

if the prepayment occurs after the one year anniversary of the Closing Date, but no later than the two year anniversary of the Closing Date, an amount equal to the principal amount of the Term Loans prepaid multiplied by 2.00%;

(c)

if the prepayment occurs after the two year anniversary of the Closing Date, but no later than the three year anniversary of the Closing Date, an amount equal to the principal amount of the Term Loans prepaid multiplied by 1.00%; and

(d)	if the prepayment occurs after the three year anniversary of the Closing Date, an amount equal to the principal amount of the Term Loans prepaid multiplied by 0.00%.

“Prime Rate” means the greater of (i) the prime rate as published in the Money Rates Section of The Wall Street Journal; provided that, if such rate is, at any time during the term of this Agreement, no longer so published, the term “Prime Rate” shall mean the average of the prime interest rates which are announced, from time to time, by the three largest banks (by assets) headquartered in the United States which publish a prime, base or reference rate, and (ii) 3.25%.

“Products” means any products manufactured, sold, developed, tested or marketed by a Loan Party or any of its Subsidiaries.

“Qualified IPO” means a means a direct or indirect listing transaction on the New York Stock Exchange or NASDAQ (any market thereof) including, but not limited to, an initial public offering and sale of the common stock of Borrower Representative (or any parent entity thereof) pursuant to an effective registration statement under the Securities Act of 1933, as amended, a transaction with a special purpose acquisition company, plan of arrangement, amalgamation, reverse take-over or other business combination pursuant to which the securities of Borrower Representative, or any resulting issuer or parent entity thereof, are listed on such stock exchange with gross proceeds resulting from, or in connection with, such transaction, or from any private investment in public equity or other arrangement, consummated substantially concurrently with such transaction of at least Sixty Million Dollars ($60,000,000).

“Registered Organization” means any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” means as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means with respect to any Person, any of the Chief Executive Officer, President, Chief Operating Officer, Vice President of Finance, Controller or Chief Financial Officer of such Person. Unless the context otherwise requires, each reference to a Responsible Officer herein shall be a reference to a Responsible Officer of Borrower Representative.

“Restricted License” means any material license or other material agreement (other than ordinary course customer contracts, off the shelf software licenses, licenses that are commercially available to the public, and open source licenses) with respect to which a Loan Party or any of its Subsidiaries is the licensee (a) that prohibits or otherwise restricts such Loan Party or Subsidiary from granting a security interest in such Loan Party’s or Subsidiary’s interest in such license or agreement or any other property, or (b) for which a default under, or termination of which, could reasonably be expected to interfere with the Bank’s right to sell any Collateral.

“Revenue” means revenue, in accordance with GAAP, of Borrower Representative and each of its Subsidiaries, on a consolidated basis.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Anti-Terrorism Order or other Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC or other relevant sanctions authority.

“Sanctions and Anti-Corruptions Laws” means applicable Sanctions, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions, in each case, as in effect from time to time.

“Securities Account” means any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Security Instrument” means any security agreement, assignment, pledge agreement, financing or other similar statement or notice, continuation statement, other agreement or instrument, or any amendment or supplement to any thereof, creating, governing or providing for, evidencing or perfecting any security interest or Lien.

“Shares” means all of the issued and outstanding Equity Interests owned or held of record by a Borrower or other Loan Party in each of its Subsidiaries.

“Subordinated Debt” means unsecured Indebtedness incurred by a Loan Party on terms and with investors acceptable to Bank that is subject to a Subordination Agreement.

“Subordination Agreement” means that certain Subordination Agreement, dated as of the Closing Date, by and among Bank, the subordinated creditors party thereto, and Borrower Representative, and any other subordination agreement entered into from time to time in favor of Bank, in form and substance satisfactory to Bank, in Bank’s discretion.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest, joint venture interest or other Equity Interest of which by the terms thereof has the ordinary voting power to elect the Board of that Person, at the time as of which any determination is being made, is owned or controlled by such Person, either directly or through an Affiliate. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Borrower.

“Swap Agreement” means any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower and its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligation” means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax” and “Taxes” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding), imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Termination Date” means the date (i) the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full in cash, (ii) all commitments to extend credit pursuant to this Agreement have been terminated, and (iii) all Bank Services which are to survive the termination of this Agreement have been secured by cash collateral in an amount and on terms required by Bank.

“Term Loan” has the meaning set forth in Section 2.3 hereof.

“Term Loan Maturity Date” means the five year anniversary of the Closing Date.

“Trademarks” means any trademark and servicemark rights of a Person, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business connected with and symbolized by such trademarks.

“Transfer” means to convey, sell, lease, transfer, assign, or otherwise dispose of.

“US Dollars” means lawful money of the United States of America.

“Voting Stock” means, with respect to any Person, all classes of Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors or managers (or Persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

EXHIBIT B

COLLATERAL DESCRIPTION

The Collateral consists of all of each Borrower’s right, title and interest in and to the following personal property wherever located, whether now owned or existing or hereafter acquired, created or arising:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims (including, without limitation, the commercial tort claim described below), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all such Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds (both cash and non-cash) and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) any assets to the extent the pledge thereof or grant of a security interest therein is prohibited or restricted by any applicable law, rule or regulation; (b) any rights or interest in any contract, lease, permit, license, or license agreement, and any real or personal property subject thereto, if under the terms of such contract, lease, permit, license, or license agreement, the grant of a security interest or lien therein or the property subject thereto is prohibited under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that the foregoing exclusions of this clause (b) shall in no way be construed to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the Code or other applicable law; and (c) Excluded Accounts described in clauses (c), (d) and (e) of the definition thereof.

Specific Commercial Tort Claim Description:

Any and all claims and causes of action of Borrower Representative against Hologic, Inc. or any other person arising from any infringement of any of Borrower Representative’s Patents by the NovaSure Advanced endometrial ablation system, and any and all claims and causes of action of Borrower Representative against any insurer in respect of the foregoing claims under any policy covering such claims and including any and all rights to amounts payable in respect of such policies.

EXHIBIT C

COMPLIANCE CERTIFICATE

TO: CANADIAN IMPERIAL BANK OF COMMERCE FROM: MINERVA SURGICAL, INC.	Date:

Reference is made to that certain Loan and Security Agreement, dated October 8, 2021 (as amended, restated, supplemented or otherwise modified, from time to time, the “Agreement”), among CANADIAN IMPERIAL BANK OF COMMERCE (“Bank”), MINERVA SURGICAL, INC., a Delaware corporation (“Borrower Representative”, and together with each Person party thereto as a borrower from time to time, collectively, “Borrowers”, and each, a “Borrower”). Capitalized terms have meanings as defined in the Agreement.

The undersigned authorized officer of Borrower Representative, hereby certifies in accordance with the terms of the Agreement as follows:

(1) Each Borrower is in compliance for the period ending                      with all covenants set forth in the Agreement; (2) no Event of Default has occurred and is continuing; and (3) the representations and warranties in the Agreement are true and correct in all material respects on this date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date.

Appendix 1 sets forth true and accurate calculations with respect to the financial covenants set forth in Section 6.10.

The undersigned certifies that all financial statements delivered herewith are prepared in accordance with GAAP (other than, with respect to unaudited financials for the absence of footnotes and being subject to normal year-end adjustments), consistently applied from one period to the next.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Monthly/Quarterly Financial Statements and Compliance Certificate[1]	Monthly, within 30 days/Quarterly, within 45 days	Yes No

A/R and A/P Aging Report	Monthly, within 30 days/Quarterly within 45 days	Yes No

Annual Projections	Annually, within 60 days of fiscal year end	Yes No

Annual audited financial statements and any management letters	Annually, within 120 days of fiscal year end	Yes No

Statements, reports and notices to stockholders	Within five days of delivery	Yes No

SEC filings	Within five days after filing with SEC	Yes No

Legal action notices	Promptly	Yes No

409A valuation report[2]	With next Compliance Certificate[10]	Yes No

Summary capitalization table[4]	With next Compliance Certificate[10]	Yes No

Board materials[4]	As and when delivered to Board[10]	Yes No

Board minutes[4]	Promptly after Board meetings[10]	Yes No

IP report	At the end of each fiscal quarter	Yes No

Collateral Account Balances	Monthly, within 30 days/Quarterly within 45 days	Yes No

Product related material correspondence, reports, documents and other filings	Within three Business Days	Yes No

Copies of preferred stock financing documents	Together with Compliance Certificate due after closing of such financing[10]	Yes No

[1]	Prior to IPO, monthly, thereafter, quarterly
[2]	Prior to IPO only

Financial Covenants	Required	Actual	Complies

Revenue — Performance to Plan	See Section 6.10(a)	$	Yes No

Minimum Cash	Greater of $2,000,000 and T4M EBITDA Burn	See Schedule 1	Yes No

Other Covenants	Required	Actual	Complies

Equipment Financing Indebtedness	Not to exceed $250,000 outstanding	$	Yes No

Repurchases of stock from former employees, officers and directors	Not to exceed $250,000 per fiscal year	$	Yes No

Investments in Subsidiaries	Not to exceed $250,000 per fiscal year	$	Yes No

Deposits or pledges for bids, tenders, contracts, leases, surety or appeal bonds	Not to exceed $250,000 outstanding at any time	$	Yes No

Other Matters

Has any Borrower changed its jurisdiction of organization, chief executive office, organizational structure or type, legal name or organizational number? If yes, please complete details below:	Yes	No

Has there been any change in Key Person?	Yes	No

Have any new Subsidiaries been formed? If yes, please provide complete schedule below.	Yes	No

Legal Name of Subsidiary	Jurisdiction of Organization	Holder of Subsidiary Equity Interests	Equity Interests Certificated? (Y/N)	Jurisdiction

Have any new Collateral Accounts been opened? If yes, please complete schedule below.	Yes	No

Accountholder	Deposit Account / Intermediary	Address	Account Number	Account Control Agreement in place? (Y/N)	Excluded Account (if yes, indicate type)

Has any Loan Party added a new business or Collateral location (including warehouses), which does not qualify as an Excluded Location? If yes, please complete details below:	Yes	No

Is there any new Product not previously disclosed on the Perfection Certificate or any prior Compliance Certificate? If yes, please complete details below:	Yes	No

Has any Loan Party entered into a Restricted License? If yes, please describe below:	Yes	No

Do Accounts owing from Medicare or other similar programs of any Governmental Authority exceed $100,000	Yes	No

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

BORROWER REPRESENTATIVE:

MINERVA SURGICAL, INC.

By:
Name:
Title:

APPENDIX 1

FINANCIAL COVENANT COMPLIANCE

I.    Minimum Cash3

(A)	Net Income	$

(B)	ADD-BACKS (sum of lines (i) through (v) below)	$

(i)	Interest Expense	$

(ii)	Depreciation expense and amortization expense (to the extent deducted in the calculation of Net Income)	$

(iii)	Income taxes	$

(iv)	Non-cash expenses, losses and charges (including non-cash expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement and non-cash charges to the value of derivative and deferred liabilities)	$

(v)	Unusual or non-recurring expenses, losses and charges consisting of fees, costs and expenses in connection with any Qualified IPO, in an aggregate amount for all periods added back not exceed $1,000,000

(C)	DEDUCTIONS (sum of lines (i) through (iii) below)	$

(i)	Interest income	$

(ii)	Income tax credits for such period	$

(iii)	Research and development costs, software development costs, or lease payments (that would constitute operating costs but for ASC 842) capitalized during such period	$

(D)	EBITDA (line (A) plus line (B) minus line (C)	$

Required: The greater of (i) $2,000,000 and (ii) to the extent line (D) is a negative number, the absolute value of line (D).

Actual: $

Complies: [     ] Yes          [     ] No

[3]

For lines A, B, C, and D, such amounts are, without duplication, (i) at all times prior to the effectiveness of a Qualifying IPO, with respect to the most recent consecutive four month period, and (ii) at all times after the effectiveness of a Qualifying IPO, with respect to the most recent fiscal quarter multiplied by 1.33.

EXHIBIT D

REQUIREMENTS FOR INSURANCE DOCUMENTATION

Contact Information for Insurance Documentation:

Canadian Imperial Bank of Commerce 595 Bay Street 5th Floor Toronto, Ontario M5G 2C2

Document Requirements:

DOCUMENT	REQUIREMENT

1. Certificate of Liability Insurance (ACORD Form 25)

•   Canadian Imperial Bank of Commerce and its successors and/or assigns to be designated as “Additional Insured”.

•   Canadian Imperial Bank of Commerce name and address to be listed as Certificate Holder.

2. General Liability Endorsement (Additional Insured Endorsement)	• Canadian Imperial Bank of Commerce and its successors and/or assigns to be named in additional insured endorsement.

3. Evidence of Commercial Property Insurance (ACORD Form 28)

•   Canadian Imperial Bank of Commerce and its successors and/or assigns to be designated as “Lender’s Loss Payable,” with Lender’s Loss Payable provision designated.

•   Canadian Imperial Bank of Commerce name and address to be designated in Name and Address of Additional Interest.

•   Insured locations to include all locations of Borrowers listed in the Perfection Certificate (or acceptable blanket coverage for other locations)

4. Commercial Property Endorsement (Lender’s Loss Payable Endorsement)

•   Canadian Imperial Bank of Commerce and its successors and/or assigns to be scheduled and designated as “Lender Loss Payable” by endorsement

•   Lender loss payable clause with stipulation that coverage will not be cancelled or diminished without a minimum of ten days’ prior written notice for non-payment of premium, or 30 days for any other cancellation.

EXHIBIT E-1

DEBIT AUTHORIZATION

[ATTACHED]

EXHIBIT E-2

CREDIT AUTHORIZATION

[ATTACHED]

SCHEDULE 1

POST-CLOSING DELIVERIES

1.	Within 6 months of the Closing Date (or such longer period as agreed to by Bank), Borrowers shall maintain Collateral Accounts with CIBC, to the extent required by and in accordance with Section 6.6.

2.

Within 5 Business days of the Closing Date (or such longer period as agreed to by Bank), Borrowers shall deliver a fully-executed Control Agreement required under Section 6.6 for Borrower’s accounts at Silicon Valley Bank.

3.

Within 30 days of the Closing Date (or such longer period as agreed to by Bank), Borrowers shall deliver a fully-executed Collateral Access Agreement for Borrower’s location at 4255 Burton Drive, Santa Clara, CA.

4.	Within 30 days of the Closing Date (or such longer period as agreed to by Bank), Brian Ahmann’s counterpart signature to that certain Subordination Agreement dated as of the Closing Date.